EXHIBIT 21.1

LIST OF SUBSIDIARIES – ALL 100% OWNED

Trxade, Inc., a Florida corporation

Integra Pharma Solutions, LLC (formerly Pinnacle Tek, Inc., a Florida corporation)

Community Specialty Pharmacy, LLC, a Florida Corporation

Alliance Pharma Solutions, LLC, a Florida Corporation, Alliance currently owns 30% (with the option to acquire more) of SyncHealth MSO, LLC